INSURED ---JOHN DOE
POLICY NUMBER -- 66 000 000
POLICY DATE -- MAY 1, 2003

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
(A Delaware Corporation)

THE CORPORATION will pay the benefits of this policy in accordance with its provisions. The pages which follow are also a part of this policy.

RIGHT TO EXAMINE POLICY. Please examine your policy. Within 20 days after delivery, you can return the policy to the Corporation or to the Registered Representative through whom it was purchased. If this policy is returned, the policy will be void from the start and a refund will be made. The amount we refund will equal the greater of the policy's Cash Value as of the date the policy is returned or the premiums paid, less loans and withdrawals.

VARIABLE LIFE INSURANCE BENEFIT. THE LIFE INSURANCE BENEFIT OF THIS POLICY MAY INCREASE OR DECREASE, DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT AND THE LIFE INSURANCE BENEFIT OPTION SELECTED. FURTHER INFORMATION REGARDING THIS BENEFIT IS GIVEN IN THE LIFE INSURANCE BENEFITS SECTION ON PAGE 4 OF THE POLICY.

CASH VALUE. TO THE EXTENT THE POLICY'S CASH VALUE IS ALLOCATED TO THE INVESTMENT DIVISIONS OF THE SEPARATE ACCOUNT, THE CASH VALUE OF THIS POLICY WILL VARY FROM DAY TO DAY REFLECTING THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT. THE METHOD OF DETERMINING THE CASH VALUE IS DESCRIBED IN THE CASH VALUE AND LOANS SECTION. THERE IS NO GUARANTEED MINIMUM CASH VALUE.

PAYMENT OF PREMIUMS. While this policy is in effect, premiums can be paid at any time before the policy anniversary on which the Insured is age 100, and while the Insured is living. They can be paid at any interval or by any method we make available, subject to any limitations set forth in the Premiums section. The amount and interval of Planned Premiums, as stated in the application for this policy, are shown on the Policy Data page.

EFFECTIVE DATE OF COVERAGE. Coverage under this policy will take effect on the later of the policy date or the date we receive your initial premium payment.

READ YOUR POLICY CAREFULLY. THIS POLICY IS A LEGAL CONTRACT BETWEEN YOU AND THE CORPORATION.

                                                  /s/ Frederick J. Sievert
                                                  President

                                                  /s/ George J. Trapp
                                                  Secretary

VARIABLE UNIVERSAL LIFE INSURANCE POLICY

Variable Life Insurance Benefit - Flexible Premium Payments
Proceeds Payable at Insured's Death.
AMOUNT OF VARIABLE LIFE INSURANCE OR CASH VALUE
PROCEEDS MAY VARY, REFLECTING INVESTMENT EXPERIENCE
OF SEPARATE ACCOUNT.
No Premiums Payable on or After Age 100.
Policy is Non-Participating.

303-31

INSURED --  JOHN DOE                                  INSURED'S AGE AND SEX
                                                      AT ISSUE - 35 MALE
POLICY NUMBER --  66 000 000
                                                      INSURED'S CLASS
POLICY DATE  --   MAY 1, 2003                         OF RISK  --  NON-SMOKER
ISSUE DATE  --             MAY 1, 2003

PLAN  --  NYLIAC VARIABLE UNIVERSAL LIFE

INITIAL FACE AMOUNT -- $100,000.00             LIFE INSURANCE BENEFIT OPTION - 1

BENEFICIARY/OWNER AS DESIGNATED IN THE APPLICATION UNLESS CHANGED AS PROVIDED IN THE POLICY.

PLANNED PREMIUMS PAYABLE AT ANNUAL INTERVALS*: $3,581.63

TARGET PREMIUM**: $991.00

MINIMUM MONTHLY PREMIUM***: $82.58

  * PREMIUMS:

    PREMIUMS CANNOT BE PAID ON OR AFTER THE POLICY ANNIVERSARY ON WHICH THE INSURED IS AGE 100, WHICH IS MAY 1, 2068. COVERAGE WILL EXPIRE WHEN THE CASH VALUE LESS ANY SURRENDER CHARGES, AND LESS ANY UNPAID LOAN AND ACCRUED INTEREST, IS INSUFFICIENT TO COVER THE MONTHLY DEDUCTIONS. IN ADDITION, BECAUSE POLICY VALUES ARE BASED ON THE INVESTMENT PERFORMANCE OF THE SEPARATE ACCOUNT, PAYMENT OF PREMIUMS IN ANY FREQUENCY OR AMOUNT WILL NOT GUARANTEE THAT THE POLICY WILL REMAIN IN EFFECT TO THE POLICY ANNIVERSARY ON WHICH THE INSURED IS AGE 100.

**  TARGET PREMIUM:

    THE TARGET PREMIUM IS A FACTOR THAT IS USED IN DETERMINING THE SALES EXPENSE CHARGE TO BE DEDUCTED FROM YOUR PREMIUM PAYMENTS IN A POLICY YEAR. THE TARGET PREMIUM WILL CHANGE IF THE FACE AMOUNT OF THIS POLICY IS INCREASED OR DECREASED.

*** 3 YEAR NO LAPSE GUARANTEE:

    DURING THE FIRST 3 POLICY YEARS, WE GUARANTEE THIS POLICY WILL NOT LAPSE AS LONG AS THE TOTAL AMOUNT OF PREMIUMS YOU HAVE PAID (LESS ANY LOANS AND ACCRUED INTEREST AND PARTIAL WITHDRAWALS) IS AT LEAST EQUAL TO THE MINIMUM MONTHLY PREMIUM SHOWN ABOVE MULTIPLIED BY THE NUMBER OF MONTHS THE POLICY HAS BEEN IN EFFECT. THIS GUARANTEE WILL END ON THE EARLIER OF: (1) THE THIRD POLICY ANNIVERSARY; (2) THE DATE ON WHICH YOU CHANGE (A) THE FACE AMOUNT OF THE POLICY OR (B) THE LIFE INSURANCE BENEFIT OPTION RESULTING IN A CHANGE IN THE FACE AMOUNT; (3) THE DATE YOU ADD OR DELETE ANY RIDERS TO THE POLICY;
    (4) THE DATE YOU INCREASE OR DECREASE ANY RIDER COVERAGE AMOUNTS; OR (5) THE DATE ON WHICH A CHANGE IN UNDERWRITING CLASS TAKES EFFECT.

    PLEASE REFER TO SECTION 4.9 FOR FURTHER DETAILS REGARDING THE NO LAPSE GUARANTEE.


PAGE 2    POLICY DATA      NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
0330-2

POLICY NUMBER --  66 000 000                          INSURED -  JOHN DOE


ADDITIONAL
BENEFITS                                              MONTHLY RIDER COSTS

LIFE EXTENSION RIDER (LER)                            SEE PAGE 2.1
         ISSUE DATE: MAY 1, 2003

TERM INSURANCE RIDER (TIR)                            SEE PAGE 2.1 & 2B
         ISSUE DATE: MAY 1, 2003
         INITIAL TERM INSURANCE BENEFIT: $25,000.00




THE FIXED ACCOUNT WILL BE CREDITED WITH INTEREST USING A RATE WHICH WE SET IN ADVANCE AT LEAST ANNUALLY. THIS RATE IS GUARANTEED TO BE AT LEAST 3% PER YEAR.


THE MORTALITY TABLE REFERRED TO IN SECTION 9.18 IS THE 1980 COMMISSIONERS' STANDARD ORDINARY COMPOSITE MORTALITY TABLE.


PAGE 2 (Cont)    POLICY DATA     NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
0330-2

POLICY NUMBER --  66 000 000                          INSURED -  JOHN DOE

            MONTHLY DEDUCTION DAY - FIRST DAY OF EACH CALENDAR MONTH

MONTHLY CHARGES WHICH ARE DEDUCTED FROM THE CASH VALUE:

- A MONTHLY CONTRACT CHARGE NOT TO EXCEED $35 PER MONTH IN THE FIRST POLICY YEAR AND $15 PER MONTH FOR EACH POLICY YEAR THEREAFTER**.

-    MONTHLY COST OF INSURANCE FOR THE BASE POLICY.

-    MONTHLY COST OF ANY RIDERS.

- A MONTHLY MORTALITY AND EXPENSE RISK CHARGE, WHICH WILL NOT EXCEED, ON AN ANNUAL BASIS, 1.00% OF THE SEPARATE ACCOUNT VALUE.

- A MONTHLY PER THOUSAND FACE AMOUNT CHARGE NOT TO EXCEED $. 07 PER THOUSAND OF FACE AMOUNT OF THE BASE POLICY.

- A MONTHLY PER THOUSAND FACE AMOUNT CHARGE NOT TO EXCEED $.07 PER THOUSAND OF FACE AMOUNT OF ANY TERM INSURANCE BENEFIT RIDER.

- A MONTHLY PER THOUSAND FACE AMOUNT CHARGE NOT TO EXCEED $.004 PER THOUSAND OF FACE AMOUNT FOR ANY LIFE EXTENSION RIDER.


                             PREMIUM EXPENSE CHARGES

- SALES EXPENSE CHARGES: EACH PREMIUM PAYMENT, UP TO AND ABOVE THE TARGET PREMIUM, IS SUBJECT TO A SALES EXPENSE CHARGE NOT TO EXCEED 6.75% OF THE PREMIUM PAYMENT.

- STATE TAX: STATE TAX CHARGE OF 2% OF EACH PREMIUM PAYMENT. THIS AMOUNT IS SUBTRACTED FROM EACH PREMIUM PAYMENT. WE RESERVE THE RIGHT TO CHANGE THIS PERCENTAGE TO CONFORM TO CHANGES IN THE LAW.

- FEDERAL TAX: FEDERAL TAX CHARGE OF 1.25% OF EACH PREMIUM PAYMENT. THIS AMOUNT IS SUBTRACTED FROM EACH PREMIUM PAYMENT. WE RESERVE THE RIGHT TO CHANGE THIS PERCENTAGE TO CONFORM TO CHANGES IN THE LAW.

                        OTHER CHARGES AGAINST THE POLICY:

- WE RESERVE THE RIGHT TO APPLY A CHARGE, NOT TO EXCEED $30, FOR EACH TRANSFER OF FUNDS AFTER THE FIRST TWELVE IN A POLICY YEAR BETWEEN INVESTMENT DIVISIONS AND/OR THE FIXED ACCOUNT.

- WE RESERVE THE RIGHT TO MAKE A CHARGE FOR SEPARATE ACCOUNT FEDERAL INCOME TAX LIABILITIES IF THE LAW SHOULD CHANGE TO REQUIRE TAXATION OF SEPARATE ACCOUNTS.

- WE RESERVE THE RIGHT TO CHARGE A PROCESSING FEE OF $25.00 OR 2% OF THE AMOUNT WITHDRAWN FOR A PARTIAL WITHDRAWAL. THE MINIMUM AMOUNT THAT CAN BE WITHDRAWN IS $100.00.

** THIS POLICY MAY BE SUBJECT TO AN ADDITIONAL CONTRACT CHARGE AS FOLLOWS:

     IF THE POLICY LAPSES DURING THE FIRST POLICY YEAR AND THE POLICY IS THEN REINSTATED, AN ADDITIONAL CHARGE WILL BE DEDUCTED UPON REINSTATEMENT EQUAL TO THE DIFFERENCE (CURRENTLY $20) BETWEEN THE MONTHLY CONTRACT CHARGE FOR THE FIRST POLICY YEAR AND THE MONTHLY CONTRACT CHARGE FOR SUBSEQUENT YEARS MULTIPLIED BY THE NUMBER OF MONTHLY DEDUCTION DAYS MISSED DURING THE FIRST POLICY YEAR DUE TO THE LAPSE. SEE SECTION 4.12 OF THE POLICY FOR FURTHER INFORMATION.


PAGE 2.1     POLICY DATA         NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
0331-2.1

POLICY NUMBER --  66 000 000                          INSURED -  JOHN DOE


SURRENDER CHARGE PREMIUM **: $2,335.00

                       TABLE OF MAXIMUM SURRENDER CHARGES
                               FOR THE BASE POLICY

POLICY                    PERCENTAGE                  MAXIMUM
YEAR                       APPLIED                SURRENDER CHARGE

  1                         100%                     $2,335.00
  2                          95%                     $2,218.25
  3                          89%                     $2,078.15
  4                          84%                     $1,961.40
  5                          78%                     $1,821.30
  6                          73%                     $1,704.55
  7                          67%                     $1,564.45
  8                          60%                     $1,401.00
  9                          54%                     $1,260.90
 10                          47%                     $1,097.45


THE SURRENDER CHARGE IS CALCULATED AS THE LESSER OF:

          (a)  50% OF TOTAL PREMIUMS PAID UNDER THE POLICY, AND

          (b) A PERCENTAGE (WHICH CHANGES BY DURATION) OF THE SURRENDER CHARGE PREMIUM AS SHOWN IN THE TABLE ABOVE.

THIS TABLE APPLIES TO THE INITIAL FACE AMOUNT*** FOR THE NUMBER OF YEARS SHOWN. A NEW TABLE WILL BE PROVIDED IF THE FACE AMOUNT IS INCREASED.

** THE SURRENDER CHARGE PREMIUM IS AN AMOUNT USED TO CALCULATE THE MAXIMUM SURRENDER CHARGE. THE SURRENDER CHARGE PREMIUM MAY CHANGE IF THE FACE AMOUNT OF THIS POLICY IS INCREASED OR DECREASED.

*** SURRENDER CHARGES ARE NOT ASSESSED WHEN DETERMINING THE ALTERNATIVE CASH SURRENDER VALUE AS DESCRIBED IN SECTION 7.


PAGE 2.2     POLICY DATA         NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
0331-2.2

                 TABLE OF PERCENTAGES FOR LIFE INSURANCE BENEFIT
                      FOR COMPLIANCE WITH IRC SECTION 7702
                             GUIDELINE PREMIUM TEST



    INSURED'S AGE                  PERCENT                  INSURED'S AGE             PERCENT
     ON POLICY                     OF CASH                    ON POLICY               OF CASH
    ANNIVERSARY                     VALUE                    ANNIVERSARY               VALUE

      0-40                          250                           68                    117
        41                          243                           69                    116
        42                          236                           70                    115
        43                          229                           71                    113
        44                          222                           72                    111
        45                          215                           73                    109
        46                          209                           74                    107
        47                          203                           75                    105
        48                          197                           76                    105
        49                          191                           77                    105
        50                          185                           78                    105
        51                          178                           79                    105
        52                          171                           80                    105
        53                          164                           81                    105
        54                          157                           82                    105
        55                          150                           83                    105
        56                          146                           84                    105
        57                          142                           85                    105
        58                          138                           86                    105
        59                          134                           87                    105
        60                          130                           88                    105
        61                          128                           89                    105
        62                          126                           90                    105
        63                          124                           91                    104
        64                          122                           92                    103
        65                          120                           93                    102
        66                          119                           94                    101
        67                          118                           95 &                  100
                                                                   Over


PAGE 2.3   POLICY DATA           NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
0330-2.3-GPT

           TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES
                               FOR THE BASE POLICY
                           (PER $1,000 OF FACE AMOUNT)



    THE RATES SHOWN BELOW ARE BASED ON THE 1980 CSO COMPOSITE MORTALITY TABLE

        POLICY                                        POLICY
         YEAR                                          YEAR
          1                     0.18                    42                     5.91
          2                     0.19                    43                     6.47
          3                     0.20                    44                     7.04
          4                     0.22                    45                     7.65
          5                     0.23                    46                     8.31
          6                     0.25                    47                     9.04
          7                     0.27                    48                     9.87
          8                     0.30                    49                    10.80
          9                     0.32                    50                    11.83
          10                    0.35                    51                    12.91
          11                    0.38                    52                    14.04
          12                    0.41                    53                    15.19
          13                    0.44                    54                    16.37
          14                    0.48                    55                    17.58
          15                    0.52                    56                    18.83
          16                    0.56                    57                    20.15
          17                    0.61                    58                    21.58
          18                    0.66                    59                    23.20
          19                    0.73                    60                    25.28
          20                    0.80                    61                    28.27
          21                    0.87                    62                    33.11
          22                    0.96                    63                    41.69
          23                    1.04                    64                    58.01
          24                    1.13                    65                    83.33
          25                    1.23
          26                    1.34
          27                    1.46
          28                    1.60
          29                    1.76
          30                    1.93
          31                    2.12
          32                    2.33
          33                    2.54
          34                    2.77
          35                    3.02
          36                    3.30
          37                    3.62
          38                    3.99
          39                    4.41
          40                    4.87
          41                    5.38


PAGE 2A     POLICY DATA          NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
0330-2A

           TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES
                          FOR THE TERM INSURANCE RIDER
                                  (PER $1,000)

    THE RATES SHOWN BELOW ARE BASED ON THE 1980 CSO COMPOSITE MORTALITY TABLE


        POLICY                                POLICY
         YEAR                                  YEAR
          1              0.18                   42                     5.91
          2              0.19                   43                     6.47
          3              0.20                   44                     7.04
          4              0.22                   45                     7.65
          5              0.23                   46                     8.31
          6              0.25                   47                     9.04
          7              0.27                   48                      9.87
          8              0.30                   49                    10.80
          9              0.32                   50                    11.83
          10             0.35                   51                    12.91
          11             0.38                   52                    14.04
          12             0.41                   53                    15.19
          13             0.44                   54                    16.37
          14             0.48                   55                    17.58
          15             0.52                   56                    18.83
          16             0.56                   57                    20.15
          17             0.61                   58                    21.58
          18             0.66                   59                    23.20
          19             0.73                   60                    25.28
          20             0.80                   61                    28.27
          21             0.87                   62                    33.11
          22             0.96                   63                    41.69
          23             1.04                   64                    58.01
          24             1.13                   65                    83.33
          25             1.23
          26             1.34
          27             1.46
          28             1.60
          29             1.76
          30             1.93
          31             2.12
          32             2.33
          33             2.54
          34             2.77
          35             3.02
          36             3.30
          37             3.62
          38             3.99
          39             4.41
          40             4.87
          41             5.38


PAGE 2B     POLICY DATA          NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
0330-2B

WE & YOU

In this policy, the words "we",                      When you write to us,
"our" and "us" refer to New York                     please include the policy
Life Insurance and Annuity                           number, the Insured's full
Corporation, and the words                           name, and your current
"you" and "your" refer to the                        address.
Owner of this policy.

                                    CONTENTS

SECTION                    PROVISIONS                                     PAGE
-------                    ----------                                     ----
                           POLICY DATA PAGES

ONE                        LIFE INSURANCE BENEFITS                        4

TWO                        OWNER AND BENEFICIARY                          5

THREE                      POLICY CHANGES                                 6-7

FOUR                       PREMIUMS                                       8-10

FIVE                       SEPARATE ACCOUNT                               11-12

SIX                        FIXED ACCOUNT                                  13

SEVEN                      CASH VALUE AND LOANS                           14-18

EIGHT                      PAYMENT OF POLICY PROCEEDS                     19-20

NINE                       GENERAL PROVISIONS                             21-23

                           APPLICATION - Attached to the Policy

                           RIDERS OR ENDORSEMENTS
                           (IF ANY) - Attached to the Policy


                                     PAGE 3
                                     0331-3

                      SECTION ONE - LIFE INSURANCE BENEFITS

1.1 IS A LIFE INSURANCE BENEFIT PAYABLE UNDER THIS POLICY? We will pay the life insurance proceeds to the beneficiary promptly, when we have proof that the Insured died while the life insurance under this policy was in effect, subject to the General Provisions of the policy.

1.2 WHAT IS THE AMOUNT OF LIFE INSURANCE PROCEEDS WHICH ARE PAYABLE UNDER THIS POLICY? The proceeds payable under this policy consist of the life insurance benefit of the policy plus the death benefit payable under any riders on the life of the Insured in effect on the date of the Insured's death, less any unpaid loan and accrued interest. The life insurance benefit is based on the Life Insurance Benefit Option in effect at the time of death and the policy's initial face amount shown on the Policy Data page, and will also reflect any changes to the face amount made in accordance with the provisions of this policy.

1.3 WHAT ARE THE LIFE INSURANCE BENEFIT OPTIONS WHICH ARE AVAILABLE UNDER THIS POLICY? The life insurance benefit payable under this policy will be determined in accordance with one of the following options:

      OPTION 1 - This option provides a life insurance benefit equal to the greater of the face amount of the policy or a percentage of the Cash Value equal to the minimum necessary for this policy to qualify as life insurance under Section 7702 of the Internal Revenue Code, as amended. (See the Policy Data pages for a table of these percentages.)

      OPTION 2 - This option provides a life insurance benefit equal to the greater of the face amount of the policy plus the Cash Value or a percentage of the Cash Value equal to the minimum necessary for this policy to qualify as life insurance under Section 7702 of the Internal Revenue Code, as amended. (See the Policy Data pages for a table of these percentages.)

      OPTION 3 - This option provides a Life Insurance Benefit equal to the greater of the face amount of the policy plus the Adjusted Total Premium or a percentage of the Cash Value equal to the minimum necessary for this policy to qualify as life insurance under Section 7702 of the Internal Revenue Code, as amended. (See the Policy Data Pages for a table of these percentages and Section 4.5 for an explanation of the Adjusted Total Premium.)

1.4 WHAT HAPPENS WHEN THE INSURED REACHES AGE 100? Beginning on the policy anniversary on which the Insured is age 100, the face amount of this policy shown on the Policy Data page will no longer apply. Instead, the life insurance benefit of this policy will equal the Cash Value as defined in Section 7. Other than the Mortality and Expense Risk Charge, no further monthly deductions will be made from the policy's Cash Value. At this time, you can leave the policy in effect and upon the death of the Insured, the life insurance benefit will be paid to the beneficiary or you can surrender the policy for the Cash Surrender Value proceeds by submitting to us a signed written request which gives us the facts that we need. We will deduct any unpaid loan and accrued interest from the life insurance benefit paid to the beneficiary.


                                     PAGE 4
                                     0331-4

                       SECTION TWO - OWNER AND BENEFICIARY

2.1 WHO IS THE OWNER OF THIS POLICY? The owner of this policy is stated on the Policy Data page. In this policy, the words "you" and "your" refer to the policyowner.

2.2 CAN A SUCCESSOR TO THE OWNER BE NAMED? A successor owner can be named in the application, or in a notice you sign which gives us the facts that we need. If you die before the successor owner, the successor owner will become the new owner. If no successor owner survives you and you die before the Insured, your estate becomes the new owner.

2.3 HOW DO YOU CHANGE THE OWNER OF THIS POLICY? You can change the owner of this policy, from yourself to a new owner, in a notice you sign which gives us the facts that we need. This change will take effect as of the date you signed the notice, subject to any payment we made or action we took before recording this change. When this change takes effect, all rights of ownership will pass to the new owner. Changing the owner cancels any prior choice of owner, but does not change the beneficiary.

      During the first 10 policy years, the owner of this policy cannot be changed to an individual but during this period, the owner can be changed to another corporation or trust.

2.4 CAN MORE THAN ONE BENEFICIARY BE NAMED FOR THIS POLICY? One or more beneficiaries for any life insurance proceeds can be named in the application. If more than one beneficiary is named, they can be classed as first, second and so on. If 2 or more are named in a class, their shares in the proceeds are equal, unless you state otherwise. The stated shares of the proceeds will be paid to any first beneficiaries who survive the Insured. If no first beneficiaries survive, payment will be made to any beneficiaries surviving in the second class, and so on.

2.5 CAN YOU CHANGE A BENEFICIARY? While the Insured is living, you can change a beneficiary in a notice you sign which gives us the facts that we need. This change will take effect as of the date you signed the notice, subject to any payment we made or action we took before recording the change.

2.6 WHAT HAPPENS IF NO BENEFICIARIES ARE LIVING WHEN THE PROCEEDS BECOME PAYABLE? If no beneficiary for the life insurance proceeds, or for a stated share, survives the Insured, the right to these proceeds, or this share, will pass to you. If you are the Insured, this right will pass to your estate.

2.7 WHAT IF THE BENEFICIARY AND THE INSURED DIE AT THE SAME TIME? Unless stated otherwise in the policy or in your signed notice which is in effect at the Insured's death, if any beneficiary dies at the same time as the Insured, or within 15 days after the Insured but before we receive proof of the Insured's death, we will pay the proceeds as though that beneficiary died first.


                                     PAGE 5
                                     0331-5

                         SECTION THREE - POLICY CHANGES

3.1 WHAT CHANGES CAN YOU MAKE TO THIS POLICY? ? While the Insured is living, the face amount of the policy can be increased or decreased, and changes can be made in the Life Insurance Benefit Option selected by applying for such changes in writing. We reserve the right to limit these changes on a uniform basis by class. See Sections 3.2, 3.3 and 3.4 for further information.

      Changes can only be made if this policy would continue to qualify as life insurance as defined under Section 7702 of the Internal Revenue Code. For further information, regarding the effects of changes to the face amount and the Life Insurance Benefit Options, see Section 7 and Section 8.

3.2 WHAT HAPPENS WHEN YOU APPLY TO INCREASE THE POLICY FACE AMOUNT? At anytime after the tenth policy year and while the Insured is living, you can have the face amount of this policy increased, if we agree, subject to our minimum amount requirements. The face amount cannot be increased if the Insured is over age 65. To increase the face amount, we must have your written application, also signed by the Insured, together with any proof of insurability that we require. We reserve the right to limit increases in the face amount. Any increase will take effect on the Monthly Deduction Day on or after the day we approve the application for the increase.

      The Cost of Insurance for each increase will be based on the Insured's attained age, sex and class of risk at the time the increase takes effect.

      A new set of surrender charges will apply to the face amount increase. We will tell you the amount of these charges when you apply for the increase. The new charges will also be shown on a new Policy Data page that we will send to you when the increase takes effect.

      For the amount of the increase, new Incontestability and Suicide Exclusion periods will apply, beginning on the effective date of such increase. For further information regarding the Incontestability and Suicide Exclusion periods, see Section 9.

3.3 WHAT HAPPENS WHEN YOU DECREASE THE FACE AMOUNT? You can decrease the face amount, provided the new face amount is at least $100,000. We reserve the right to limit decreases in the face amount. Any decrease will take effect on the Monthly Deduction Day on or after the day we receive your signed request at our Home Office.

      The decrease will first be applied to reduce the most recent increase in the face amount. It will then be applied to reduce other increases in the face amount in the reverse order in which they took place, and then to the initial face amount.

      When the face amount is decreased, we will deduct a surrender charge from the Cash Value equal to the difference between the surrender charge applicable immediately before the decrease and the surrender charge applicable immediately after the decrease. In assessing this surrender charge, we first take into account the surrender charge associated with any increases in face amount in the reverse order made, and then the initial face amount.


                                     PAGE 6
                                     0331-6

3.4 WHAT HAPPENS WHEN YOU CHANGE THE LIFE INSURANCE BENEFIT OPTION? You can change the Life Insurance Benefit Option of this policy while the Insured is living, but in no event will option changes be permitted on or after the Policy Anniversary on which the Insured is age 100. Any change of the Life insurance Benefit Option will take effect on the Monthly Deduction Day on or after the date we receive your signed request.

      The face amount of the policy after a change in option will be an amount that results in the death benefit after the change being equal to the death benefit before the change. The following adjustments are made to the face amount of the policy based on the Option change you request:

      OPTION 1 TO OPTION 2 - the face amount of the policy will be decreased by the cash value.

      OPTION 2 TO OPTION 1 - the face amount of the policy will be increased by the cash value.

      OPTION 3 TO OPTION 1 - the face amount of the policy will be increased by the amount of Adjusted Total Premiums.

      OPTION 3 TO OPTION 2 - if you change from Option 3 to Option 2 at a time when the Cash Value is greater than the Adjusted Total Premium, the face amount of the policy will be decreased by the difference between the Cash Value and the Adjusted Total Premium.

      If you change from Option 3 to Option 2 at a time when the Cash Value is less than the Adjusted Total Premium, we will increase the face amount of your policy by the difference between the Adjusted Total Premium and the Cash Value.

      Option changes from either Option 1 or Option 2 to Option 3 will not be allowed at any time.

      Surrender charges may be applied to any decreases in face amount due to a change in Option. We reserve the right to limit the number of changes in the Life Insurance Benefit Option made and to limit changes in the Life Insurance Benefit Option that would cause the face amount to fall below our minimum amount requirements.


                                     PAGE 7
                                     0331-7

                             SECTION FOUR - PREMIUMS

4.1 ARE THERE ANY LIMITATIONS TO THE PREMIUMS THAT MAY BE PAID? Whether or not there are limits on the premiums you can pay each year depends on the choice of premium test you made when you applied for this policy. The test you chose is shown on the Policy Data Page . The test chosen can not be changed.

      These premium tests are used to determine whether an insurance policy meets the definition of life insurance under Section 7702 of the Internal Revenue Code of 1986, as amended.

      - The Guideline Premium Test or GPT allows you to maintain a high level of Cash Value in relation to the Life Insurance Benefit. If you chose this test and the premium you pay during any policy year exceeds the maximum permitted under this Internal Revenue Code test, we will return any such excess within 60 days after the end of the policy year, with interest at a rate of not less than 3% per year.

      - The Cash Value Accumulation Test or CVAT allows you to maintain a high level of Life Insurance Benefit in relation to Cash Value. If you chose this test and you pay us an Unplanned Premium that causes an increase in your Life Insurance Benefit greater than the increase in the Cash Value of your policy, we reserve the right to require proof of insurability before accepting the payment. We also reserve the right to refuse to accept that payment. Further, we reserve the right to limit the number and amount of any UnPlanned Premiums.

4.2 HOW DO YOU PAY PREMIUMS? At any time before the policy anniversary on which the Insured is age 100, and while the Insured is living, premiums can be paid at any interval or by any method we make available. Premiums are payable at our Home Office or at any other location that we indicate to you in writing. The Cash Value and amount of insurance under this policy are based on the amount and interval of the premiums that have been paid and the investment experience of the Separate Account. You can pay Planned Premiums and/or Unplanned Premiums.

4.3 WHAT ARE PLANNED PREMIUMS? The Planned Premium refers to the amount and frequency of premium payments you selected for your premium payment schedule. The amount and interval of any Planned Premiums, as stated in the application, are shown on the Policy Data Page. The first premium is payable as of the Policy Date. A Planned Premium does not have to be paid to keep this policy in effect, if the Cash Surrender Value is sufficient to cover the charges made on the Monthly Deduction Day. Payment of a Planned Premium does not guarantee that coverage will remain in effect. The amount and frequency of any Planned Premium can be increased or decreased subject to the limits we set. Planned Premiums cannot be paid on or after the Policy Anniversary on which the Insured is age 100.

4.4 WHAT ARE UNPLANNED PREMIUMS? Unplanned Premiums are premium payments you make which are in addition to Planned Premiums. The Insured must be living and payment must be made prior to the policy anniversary on which the Insured is age 100. If an Unplanned Premium payment would result in an increase in the life insurance benefit greater than the increase in the Cash Value, we reserve the right to require proof of insurability before accepting that payment and applying it to the policy. We also reserve the right to limit the number and amount of any Unplanned Premiums.

4.5 WHAT IS THE ADJUSTED TOTAL PREMIUM? The Adjusted Total Premium, at any time, is equal to the total Planned and Unplanned Premium payments made less the total partial withdrawals, taken under the policy. Reductions due to partial withdrawals will never cause this amount to be less than zero. The Adjusted Total Premium is used in calculating the Life Insurance Benefit under Life Insurance Benefit Option 3.


                                     PAGE 8
                                     0331-8

4.6 HOW ARE YOUR PREMIUM PAYMENTS ALLOCATED? When we receive a premium payment, we deduct a Sales Expense Charge not to exceed the amount shown on the Policy Data page. We also deduct an amount equal to the State Tax Charge and, if indicated on Policy Data page 2.1, the Federal Tax Charge in effect at that time. The balance of the premium (the net premium) is applied to the Separate Account and Fixed Account in accordance with your premium allocation election in effect at that time and before any other deductions which may be due are made.

      Any net premium payment received prior to the end of the Right to Examine Period, plus any interest accrued, will be allocated to our General Account until the end of the Right to Examine Period.

4.7 CAN YOUR PREMIUM ALLOCATION ELECTION BE CHANGED? You can change your premium allocation election stated in the application by either submitting a signed written request or by another method acceptable to us. Your allocation percentages must total 100%. Each percentage must be either zero, or a whole number which is at least 1%. Any change will take effect on the date we receive the signed request at our Home Office or any other location we designate in writing.

4.8 WHAT HAPPENS IF YOU STOP MAKING PREMIUM PAYMENTS? The policy will continue in effect as long as the Cash Surrender Value is sufficient to pay Monthly Deduction Charges.

4.9 DOES THIS POLICY INCLUDE ANY GUARANTEE AGAINST LAPSE? During the first 3 policy years, we guarantee this policy will not lapse as long as the total premiums you have paid (less any loans and accrued interest and partial withdrawals) is at least equal to the minimum monthly premium shown on the Policy Data Page multiplied by the number of months the policy has been in effect.

      If the minimum monthly premium test, as described above, is satisfied, the policy will not enter the late period even if the Cash Surrender Value on a Monthly Deduction Day is insufficient to pay the Monthly Deduction Charges. We will deduct the charges from your Cash Surrender Value to the extent possible and will defer the deduction of any amount that exceeds the Cash Value. When the guarantee period ends, if there is insufficient Cash Surrender Value to cover the current and any deferred Monthly Charges, you will be sent a bill. If the bill is not paid, the policy will lapse.

      The No Lapse Guarantee will end on the earlier of:

            -     the third policy anniversary;

            - the date you change (a) the face amount of the policy or (b) the Life Insurance Benefit option resulting in a change in the face amount;

            -     the date you add or delete any riders to the policy;

            -     the date you increase or decrease any rider coverage amounts;
                  or

            -     the date on which a change in underwriting class takes effect.

4.10 WHAT IS THE LATE PERIOD? If, on a Monthly Deduction Day, the Cash Surrender Value is less than the Monthly Deduction Charges for the next policy month and the No Lapse Guarantee is not in effect, the policy will continue for a late period of 62 days after that Monthly Deduction Day. (See Policy Data Page 2 for further explanation of the No Lapse Guarantee.) This may happen even if all Planned Premiums have been paid. If we do not receive sufficient payment before the end of the late period, the policy will end and there will be no more benefits under the policy. To inform you of this situation, we will mail a notice to you at your last known address at least 31 days before the end of the late period, requesting payment of an additional premium amount necessary to keep the policy in force. We will also mail a copy of the notice to the last known address of any assignee on our records. If you do not send us this additional premium amount, postmarked by the end of the late period, the policy will end and there will be no more benefits under the policy.

4.11 WHAT IF THE INSURED DIES DURING THE LATE PERIOD? If the Insured dies during the late period, we will pay the policy proceeds. However, these proceeds will be reduced by the amount of any unpaid Monthly Deduction Charges for the full policy month or months that run from the beginning of the late period through the policy month in which the Insured died.


                                     PAGE 9
                                     0331-9

4.12 CAN YOU REINSTATE THE POLICY IF IT ENDS? Within 5 years after this policy has ended, you can apply to reinstate the policy if you did not surrender it. When you apply for reinstatement, you must provide proof of insurability that is acceptable to us. However, if the required payment is made within 31 days after the end of the late period, no proof of insurability is required. The effective date of reinstatement will be the Monthly Deduction Day on or following the date we approve your request for reinstatement.

4.13 WHAT PAYMENT IS REQUIRED TO REINSTATE THE POLICY? In order to reinstate this policy, a payment must be made in an amount which is sufficient to keep this policy in effect for at least 3 months. This amount will equal the Monthly Deduction Charges multiplied by a factor of 250% in order to account for premium expense and surrender charges. This payment will be in lieu of the payment of all premiums in arrears. Upon reinstatement, the Cash Value shall be equal to the Cash Value at the time of lapse, less the difference between the surrender charge assessed at the time of lapse and the surrender charge which applies at the time of reinstatement, and less any unpaid loan and accrued interest, if not repaid. Any surrender charges which apply after the reinstatement will be based on the same set of charges that existed prior to the lapse. Any unpaid loan must be repaid, together with loan interest at the current interest rate compounded once each year from the end of the late period to the date of reinstatement.

      If this policy lapses during the first policy year and is subsequently reinstated, an additional contract charge will apply as indicated on Policy Data page 2.1. For such a reinstatement we will also require a payment equal to 250% of the additional contract charge. The effective date of reinstatement will be the Monthly Deduction Day on or following the date we approve the request for reinstatement.

4.14 WHAT HAPPENS TO THE ALTERNATIVE CASH SURRENDER VALUE (ACSV) BENEFIT IF THE POLICY ENDS DURING THE FIRST 10 POLICY YEARS? If this policy ends, as described in Section 4.10 and Section 7.19, during the first 10 policy years, the Alternative Cash Surrender Value Benefit will be zero on the date the policy ends. Upon reinstatement of the policy, the Alternative Cash Surrender Value Benefit will begin at zero and we will calculate the value of this benefit, as described in Section 7, from the period beginning on the reinstatement date up to the 10th policy anniversary. At reinstatement, the amortization of the ACSV Benefit will be calculated based on the number of months remaining in the 10 year period.


                                     PAGE 10
                                     0331-10

                         SECTION FIVE - SEPARATE ACCOUNT

5.1 HOW IS THE SEPARATE ACCOUNT ESTABLISHED AND MAINTAINED? We have established and maintained the Separate Account under the laws of the State of Delaware. Any realized or unrealized income, net gains and losses from the assets of the Separate Account are credited or charged to it without regard to our other income, gains or losses. We put assets in the Separate Account for this policy, and we may also do the same for any other variable life insurance policies we may issue.

5.2 HOW ARE THE SEPARATE ACCOUNT ASSETS INVESTED? The Separate Account invests its assets in shares of one or more mutual funds. Fund shares are purchased, redeemed and valued on behalf of the Separate Account. The Separate Account is divided into Investment Divisions. We reserve the right to add, combine or eliminate any Investment Division of the Separate Account, subject to any required regulatory approvals.

5.3 TO WHOM DO THE ASSETS IN THE SEPARATE ACCOUNT BELONG? The assets of the Separate Account are our property. There are Separate Account assets which equal the reserves and other contract liabilities of the Separate Account. Those assets will not be chargeable with liabilities arising out of any other business we conduct. We reserve the right to transfer assets of an Investment Division, in excess of the reserves and other contract liabilities with respect to that Investment Division, to another Investment Division or to our General Account.

5.4 HOW WILL THE ASSETS OF THE SEPARATE ACCOUNT BE VALUED? We will determine the value of the assets of the Separate Account on each day during which the New York Stock Exchange is open for trading. The assets of the Separate Account will be valued as determined in accordance with a method of valuation that we established in good faith.

5.5 CAN WE TRANSFER ASSETS OF THE SEPARATE ACCOUNT TO ANOTHER SEPARATE ACCOUNT? We reserve the right to transfer assets of the Separate Account, which we determine to be associated with the class of policies to which this policy belongs, to another separate account. If this type of transfer is made, the term "Separate Account", as used in this policy, shall then mean the separate account to which the assets were transferred.

5.6 WHAT OTHER RIGHTS DO WE HAVE? We also reserve the right, when permitted by law, to:

            (a) de-register the Separate Account under the Investment Company Act of 1940;

            (b) manage the Separate Account under the direction of a committee or discharge such committee at any time;

            (c) restrict or eliminate any voting rights of policyowners or other persons who have voting rights as to the Separate Account;

            (d) combine the Separate Account with one or more other separate accounts; and

            (e) substitute shares of any other mutual fund for mutual fund shares held in any Investment Division with similar objectives.

5.7 CAN A CHANGE IN THE INVESTMENT OBJECTIVE OR STRATEGY OF THE SEPARATE ACCOUNT BE REQUIRED? When required by law or regulation, an investment objective of the Separate Account can be changed. It will only be changed if approved by the appropriate insurance official of the State of Delaware or deemed approved in accordance with such law or regulation. If so required, the request to obtain such approval will be filed with the insurance official of the state or district in which this policy is delivered.

5.8 IF THE ASSETS IN THE SEPARATE ACCOUNT BELONG TO US, WHAT DO YOUR FUNDS PURCHASE? Your interest from this policy in the Separate Account prior to the date on which the life insurance benefit becomes payable is represented by Accumulation Units. The number of Accumulation Units purchased in an Investment Division will be determined by dividing the part of any premium payment or the part of any transfer applied to that Investment Division, by the value of an Accumulation Unit for that Division on the transaction date. Payments allocated, transferred or otherwise added to the Investment Divisions will be applied to provide Accumulation Units in those Investment Divisions. Accumulation units are redeemed when amounts are loaned, transferred, surrendered or otherwise deducted. These transactions are called policy transactions.


                                     PAGE 11
                                     0331-11

5.9 WHAT ARE ACCUMULATION UNITS? Accumulation units are the accounting units used to calculate the values under this policy.

5.10 HOW IS THE VALUE OF AN ACCUMULATION UNIT DETERMINED? The value of an Accumulation Unit on any business day is determined by multiplying the value of that unit on the immediately preceding business day by the net investment factor for the valuation period. The valuation period is the period from the close of the immediately preceding business day to the close of the current business day. The net investment factor for this policy used to calculate the value of an Accumulation Unit in any Investment Division of the Separate Account for the valuation period is determined by dividing (a) by (b), where:

      (a)   is the sum of:

            (1) the net asset value of a fund share held in the Separate Account for that Investment Division determined at the end of the current valuation period, plus

            (2) the per share amount of any dividends or capital gain distributions made by the fund for shares held in the Separate Account for that Investment Division if the ex-dividend date occurs during the valuation period.

      (b) is the net asset value of a fund share held in the Separate Account for that Investment Division determined as of the end of the immediately preceding valuation period.

      The net investment factor may be greater or less than one; therefore, the value of an Accumulation Unit may increase or decrease.

5.11 CAN YOU TRANSFER FUNDS BETWEEN INVESTMENT DIVISIONS AND BETWEEN THE INVESTMENT DIVISIONS AND THE FIXED ACCOUNT? Transfers can be made between Investment Divisions of the Separate Account and between the Investment Divisions and the Fixed Account. We reserve the right to apply a charge, not to exceed $30, for each transfer after the first twelve in a given policy year. If this charge is assessed, it will be deducted proportionately from the appropriate Investment Divisions, and/or the Fixed Account that funds are transferred to, on the basis of the amount of the total transfer which is allocated from each Investment Division, and/or the Fixed Account.

5.12 WHEN WILL THESE TRANSFERS TAKE EFFECT? Transfers between Investment Divisions (and also to and from the Fixed Account) will generally take effect as of the business day we received, at our Home Office, your signed written request (or by any method acceptable to us), which gives us the facts that we need. However, if we receive your request after the New York Stock Exchange is closed for trading, or on a day on which the New York Stock Exchange is not open for trading, the transfer will take effect on the next business day.

5.13 ARE THERE LIMITS ON THE AMOUNT YOU CAN TRANSFER BETWEEN INVESTMENT DIVISIONS? Yes. The minimum amount that can be transferred is the lesser of $500 or the value of all remaining Accumulation Units in the Investment Division, unless we agree otherwise. The Investment Division from which the transfer is being made must maintain a minimum balance of $500 after the transfer is completed. If, after a transfer, the value of the remaining Accumulation Units in an Investment Division would be less than $500, we have the right to include that amount as part of the transfer.

      Your right to make transfers under the policy is subject to modification if we determine, in our sole discretion, that the exercise of that right will disadvantage or potentially hurt the rights or interests of other policyowners. Such restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right which we consider to be to the actual or potential disadvantage of other policyowners. Any modification could be applied to transfers to or from some or all of the Investment Divisions and could include, but not be limited to, not accepting a transfer request from any person, asset allocation and/or market timing service made on behalf of policyowners and/or limiting the amount that may be transferred into or out of any Investment Division at any one time.


                                     PAGE 12
                                     0331-12

                           SECTION SIX - FIXED ACCOUNT

6.1 WHAT IS THE FIXED ACCOUNT? The Fixed Account is supported by assets of our General Account. Our General Account represents all of our assets, liabilities, capital and surplus, income, gains or losses that are not in any separate account. The amount in the Fixed Account is credited with a fixed interest rate, which we declare periodically. We will set this rate in advance at least annually. This rate will never be less than the rate shown on the Policy Data page. Interest accrues daily and is credited on the Monthly Deduction Day. All payments applied to, or amounts transferred to, the Fixed Account receive the rate in effect at that time. The interest we credit may be different for loaned and unloaned amounts.

6.2 CAN TRANSFERS BE MADE FROM THE FIXED ACCOUNT TO THE SEPARATE ACCOUNT? Yes, The minimum amount which can be transferred is the lesser of: (a) $500, or
      (b) the amount in the Fixed Account, unless we agree otherwise. However, if the values remaining in the Fixed Account after the transfer would be less than $500, we have the right to include that amount as part of the transfer. The sum of all such transfers in a policy year cannot exceed the greater of (a) 20% of the accumulation value in the Fixed Account at the beginning of that policy year, or (b) $5,000.

6.3 CAN TRANSFERS BE MADE FROM THE SEPARATE ACCOUNT TO THE FIXED ACCOUNT? You can make transfers form the Investment Divisions of the Separate Account to the Fixed Account. The minimum amount which can be transferred from any one Investment Division is the lesser of: (a) $500, or (b) the value of all remaining Accumulation Units in that Investment Division, unless we agree otherwise. However, if the value remaining in an Investment Division after the transfer would be less than $500, we have the right to include that amount as part of the transfer.

      If during any period the interest rate being credited to the Fixed Account is equal to the guaranteed rate shown on the Policy Data page, the sum of all transfers to the Fixed Account in a policy year cannot exceed the greater of (a) 20% of the total value in the Separate Account at the beginning of that policy year, or (b) $5000. If, during a given policy year, this limit becomes effective, and you have already transferred more than the greater of (a) 20% of the Separate Account value to the Fixed Account or (b) $5,000, no additional transfers to the Fixed Account will be permitted for the remainder of that Policy Year. However, this maximum limit will not apply if the Insured is age 65 or older on the most recent Policy Anniversary.


                                     PAGE 13
                                     0331-13

                      SECTION SEVEN - CASH VALUE AND LOANS

7.1 WHAT IS THE CASH VALUE OF THIS POLICY? The Cash Value of this policy at any time is equal to the total value of your policy's Accumulation Units in the Separate Account plus the amount in the Fixed Account.

7.2 WHAT IS THE CASH SURRENDER VALUE OF THIS POLICY? The Cash Surrender Value is equal to the Cash Value less any surrender charges that may apply, and less any unpaid loan and accrued interest.

7.3 CAN YOU SURRENDER THIS POLICY? At any time after this policy has Cash Value, and while the Insured is alive, you can surrender it for its Cash Surrender Value or, if it is available, its Alternative Cash Surrender Value (ACSV). See Sections 7.11, 7.12, and 7.13 for information regarding the ACSV benefit. The Cash Surrender Value and ACSV will be calculated as of the date on which we receive your signed request. The policy will end on the date we receive your surrender request.

7.4 HOW IS THE SURRENDER CHARGE DETERMINED? For the number of years shown on the Policy Data Page, a surrender charge will be assessed any time the face amount is decreased, whether due to a partial withdrawal, a change in the Life Insurance Benefit Option or a requested decrease in the face amount. A separate surrender charge is calculated for the initial face amount and for each increase in the face amount.

      A table of maximum surrender charges is shown on the Data Page. When the face amount is decreased, but the policy is not fully surrendered, the surrender charge will be no greater than the difference between the surrender charge shown on Policy Data Page 2.2 and the surrender charge applicable to the new face amount. In addition, no surrender charge applies to this policy if it is exchanged for a new policy. See Section 9.17.

7.5 WHAT MONTHLY DEDUCTIONS ARE MADE AGAINST THE CASH VALUE AND WHEN ARE THESE DEDUCTIONS MADE? On each Monthly Deduction Day, the following deductions are made from the policy's Cash Value:

      (a) A Mortality and Expense Risk Charge;

      (b) The Cost of Insurance for the amount of the life insurance benefit in effect at that time;

      (c) A contract charge not to exceed the amount shown on the Policy Data page;

      (d) The cost for any riders attached to this policy;

      (e) A per thousand face amount charge(s) not to exceed the amount shown on the Policy Data Page.

      A deduction may also be made for any temporary flat extras which may apply. The amount and duration of these flat extras, if any, are shown in a footnote on the Policy Data page.

      The Monthly Deduction Day for this policy, which is shown on the Policy Data page, will be the same calendar day each month, as determined by the policy date. The first Monthly Deduction Day will be the first occurrence of this calendar day that falls on or after the issue date of the policy.

      However, if, on the issue date we have not yet received the initial premium payment for the policy, the first Monthly Deduction Day will be the first occurrence of this calendar day that falls on or after the date we receive such payment. If the policy date for this policy is earlier than the issue date, then deductions made on the first monthly Deduction Day will include the monthly deductions specified in (a) through (e) above which would have been made on each Monthly Deduction Day for the period from the policy date to the issue date as if the policy had been issued on the policy date.

      All monthly deductions are made in accordance with your expense allocation, if any. If no expense allocation is in effect, monthly deductions will be made on a pro-rata basis from each of the Investment Divisions and the Fixed Account.


                                     PAGE 14
                                     0331-14

7.6 WHAT IS THE MONTHLY COST OF INSURANCE RATE? The rates used to obtain the cost of insurance for the initial face amount and for each increase in the face amount are based on the Insured's issue age, sex, and class of risk at the time the initial face amount or increase took effect, as well as the duration since issue of such insurance. For the initial face amount, the Monthly Cost of Insurance rates will never exceed the maximum rates shown in the Table of Guaranteed Maximum Monthly Cost of Insurance Rates attached to this policy. The actual rate will be set by us, in advance, at least once a year. Any change in cost of insurance rates will be made on a uniform basis for Insureds in the same class, based on issue age, sex, and class of risk, as well as the duration since issue of such insurance. Any change in these rates will be based on future expectations for items such as investment earnings, mortality, persistency and expenses.

7.7 HOW IS THE COST OF INSURANCE FOR THIS POLICY CALCULATED? The cost of insurance is calculated on each Monthly Deduction Day. The cost of insurance for the initial face amount, and for each subsequent increase in the face amount, is calculated separately. The cost of insurance is calculated by multiplying the net amount at risk on the Monthly Deduction Day by the monthly cost of insurance rate which applied to the insured at that time and then adding any applicable flat extra charge. The net amount at risk is equal to the difference between the current Life Insurance Benefit of your policy and the policy's Cash Value. The Cash Value used to calculate the cost of insurance with regard to the initial Life Insurance Benefit is the entire Cash Value of the policy; if the entire Cash Value is greater than the initial Life Insurance Benefit, the amount of Cash Value that exceeds the initial Life Insurance Benefit is then used to calculate the cost of insurance for each subsequent increase in coverage, in the order in which the increases were made. If the Cash Value is greater than the net amount at risk, no cost of insurance is applicable.

      The Monthly Cost of Insurance is equal to (1) multiplied by the result of
      (2) minus (3) where:

      (1)   is the Cost of Insurance rate per $1,000 of insurance;

      (2) is the number of thousands of life insurance benefit as of the Monthly Deduction Day divided by 1.00327; and

      (3) is the number of thousands of Cash Value as of the Monthly Deduction Day (before the cost of insurance, any applicable contract charge, and the monthly cost of any riders are deducted).

7.8 WHAT IS THE MONTHLY COST OF RIDERS? The monthly cost of any riders attached to this policy is described on the Policy Data pages.

7.9 CAN YOU REQUEST A PARTIAL WITHDRAWAL FROM THIS POLICY? At any time after this policy has Cash Value, and while the Insured is living, you can elect to make a partial withdrawal for a selected amount or a percentage of the Cash Surrender Value. You can request a partial withdrawal by sending us your signed written request. This request must be received while the Insured is living. The minimum amount which can be withdrawn is $100, unless we agree otherwise.

      The withdrawal will be made proportionally from the Fixed Account and/or Investment Divisions, unless you indicate otherwise. If the portion of your request for a partial withdrawal from the Fixed Account or Investment Division is greater than the amount in the Fixed Account and/or Investment Division, we will pay you the entire value of the Fixed Account and/or that Investment Division, less any surrender charge which may apply. If a partial withdrawal would cause the policy's face amount to fall below $100,000, we reserve the right to require a full surrender.


                                     PAGE 15
                                     0331-15

7.10 HOW WILL A PARTIAL WITHDRAWAL AFFECT YOUR POLICY VALUES? When you make a partial withdrawal, the Cash Value and Cash Surrender Value will be reduced by the net amount of the withdrawal plus any applicable surrender charges. In addition, if Option 3 is in effect, the Adjusted Total Premium will be reduced by the amount of withdrawal proceeds. A reduction of the total premium will never cause the total premium amount to be less than zero.

      For policies where Option 1 is in effect, the face amount of the policy will also be reduced by the difference between:

      (a) the amount of the withdrawal; and

      (b) the greater of:

            (1) the Cash Value of the policy immediately prior to the withdrawal, minus the face amount divided by the applicable percentage at the time of the withdrawal, as shown on Policy Data page 2.3, or

            (2)   zero

      If the above results in zero or a negative amount, there will be no adjustment in the face amount.

      For policies where Life Insurance Benefit Option 2 is in effect, a partial withdrawal will not affect the face amount.

      For policies where Option 3 is in effect, the face amount of the policy will also be reduced by the difference between:

      (a) the amount of the withdrawal; and

      (b) the greater of:

            (1) the Cash Value of the policy immediately prior to the withdrawal, minus the face amount divided by the applicable percentage at the time of the withdrawal, as shown on Policy Data page 2.3, or

            (2) the Adjusted Total Premium immediately prior to the withdrawal.

      If the above results in zero or a negative amount, there will be no adjustment in the face amount.

      Any decrease in the face amount caused by the withdrawal will first be applied against the most recent increase in face amount. It will then be applied to other increases in face amount and then to the initial face amount in the reverse order in which they took place.

      We reserve the right to charge a fee, not to exceed the lesser of $25.00 or 2% of the amount withdrawn, for processing a partial withdrawal. This fee will be deducted from the Fixed Account and/or Investment Divisions based on the withdrawal allocation, or, if none, proportionally.

7.11 WHAT IS THE ACSV BENEFIT? The ACSV Benefit is equal to the sum of the Sales Expense Charges and the monthly Per Thousand Face Amount Charges. This benefit will be amortized monthly beginning with the 13th policy month and continuing through the end on the 10th policy year. See Section
      7.13 for an explanation of how the benefit is calculated. The ACSV Benefit is not invested and will not accumulate interest. On the 10th Policy Anniversary and any date thereafter, the ACSV Benefit will be zero.

7.12 WHAT IS THE ALTERNATIVE CASH SURRENDER VALUE (ACSV) OF THIS POLICY? For a period of 10 years from the Issue Date of this policy, while the Insured is living, this policy will have an Alternative Cash Surrender Value
      (ACSV). The ACSV is equal to the Cash Surrender Value of the policy plus the unamortized value of the ACSV Benefit, as described in Section 7.13, on the date we receive your request for surrender. No surrender charges are assessed in calculating the Alternative Cash Surrender Value. See
      Section 7.13.


                                     PAGE 16
                                     0331-16

7.13  HOW IS THE ACSV BENEFIT CALCULATED?

      Your ACSV Benefit for policy months 1 through 12, as calculated on each Monthly Deduction Day, is equal to the sum of a + (b + c), where:

(a)   = the ACSV Benefit for the previous month

(b) = the Sales Expense Charges deducted from all premiums paid since the last Monthly Deduction Day

(c)   = the monthly Per Thousand Face Amount Charge

      Your ACSV Benefit for policy months 13 through the end of the 10th policy year, as calculated on each Monthly Deduction Day, is equal to the sum of a + (b + c) - d, where:

      (a) = the ACSV Benefit for the previous month

      (b) = the Sales Expense Charges deducted from all premiums paid since the last Monthly Deduction Day

      (c) = the monthly Per Thousand Face Amount Charge

      (d) = the amount of amortization for the current month of the ACSV Benefit

      Upon our receipt of your request to surrender this policy in full, we will increase the current ACSV Benefit by any Sales Expense Charges that have been deducted from premium payments received since the prior Monthly Deduction Day.

      The ACSV Benefit is not available to support Monthly Deduction Charges or for purposes of a 1035 exchange, loan, partial surrender, lapse, or as part of a death benefit payment. It is only available on a full surrender of all of the policies you own which include the ACSV Benefit.

      The ACSV Benefit will end in the event that the policy is assigned, unless we agree otherwise.

7.14 WHAT IS THE LOAN VALUE OF THIS POLICY? Using this policy as sole security, you can borrow any amount up to the loan value of this policy. The loan value on any given date is equal to 90% of the Cash Surrender Value.

7.15 WHAT HAPPENS WHEN YOU TAKE A LOAN? When a new loan is taken (including the situation where unpaid loan interest is charged as a new loan), a transfer is made from the Separate Account to the Fixed Account. This transfer is made so that, after the transfer, the amount in the Fixed Account that is securing the outstanding loan(s) will equal 100% of the sum of the new loan and any previous unpaid loans. This transfer will be made on a pro-rata basis from the various Investment Divisions.

      While a policy loan is outstanding, no partial withdrawals or transfers that would reduce the Cash Value of the Fixed Account below 100% of the outstanding loan are permitted. In addition, if any portion of a Monthly Deduction Charge would cause the amount in the Fixed Account to fall below the amount of the outstanding loan, we reserve the right to deduct that portion of the Monthly Deduction Charge on a pro-rata basis from the Investment Divisions instead.

      In Policy Years 1-10, the amount in the Fixed Account which equals the amount of the unpaid loan will be credited with interest at a rate which will never be lower than 2% less than the annual effective loan interest rate shown on the Policy Data page. Starting in Policy Year 11, the amount in the Fixed Account which equals the amount of the unpaid loan will be credited with interest at a rate which will never be lower than .25% less than the annual effective loan interest rate.


                                     PAGE 17
                                     0331-17

7.16 WHAT IS THE LOAN INTEREST RATE FOR THE POLICY? Unless we set a lower rate for any period, the effective annual loan interest rate is 6%, which is payable in arrears. Loan interest for the policy year in which a loan is taken is due on the next policy anniversary. Loan interest accrues each day and is payable on the anniversary, on the date of death, surrender, or lapse, or on the date of a loan increase or loan repayment. Loan interest not paid when due will be charged as a new unpaid loan.

7.17 IF THE LOAN INTEREST RATE IS REDUCED, CAN IT SUBSEQUENTLY INCREASE? Yes. If we have set a rate lower than 6% per year, any subsequent increase in the interest rate will be subject to the following conditions:

      (1) The effective date of any increase in the interest rate shall not be earlier than one year after the effective date of the establishment of the previous rate.

      (2) The amount by which the interest rate can be increased will not exceed one percent per year, but the rate of interest shall in no event ever exceed 6%.

      (3) We will give notice of the interest rate in effect when a loan is made and when sending notice of loan interest due.

      (4) If a loan is outstanding 40 days or more before the effective date of an increase in the interest rate, we will notify you of that increase at least 30 days prior to the effective date of the increase.

      (5) We will give notice of any increase in the interest rate when a loan is made during the 40 days before the effective date of the increase.

7.18 HOW ARE LOAN REPAYMENTS CREDITED TO THE POLICY? All or part of an unpaid loan can be repaid before the Insured's death or before the policy is surrendered. When a loan repayment is received, we will first use that money to cancel any portion of the outstanding loan which was originally taken from the Fixed Account. Any remaining portion of the loan repayment will be allocated to the Separate Account in the same proportion as the amount of money you have in each Investment Division on the date of the loan repayment, unless you indicate otherwise and we agree.

7.19 WHAT HAPPENS IF A LOAN IS NOT REPAID? If a loan is outstanding when the life insurance benefit becomes payable, we will deduct the amount of the unpaid loan plus accrued interest from these proceeds. The Cash Surrender Value reflects a deduction of any outstanding policy loan and accrued interest. In addition, it may happen in a given policy year that, based on the loan interest rate in effect when that policy year began (ignoring any subsequent increase in the rate during that policy year), any unpaid loan plus accrued interest exceeds the Cash Value of this policy less surrender charges. In that event, we will mail a notice to you at your last known address, and a copy to the last known assignee on our records.

      The policy will end 31 days after the date on which we mail that notice to you if the excess of the unpaid loan plus accrued interest over the Cash Value less surrender charges is not paid within that 31 days. However, if a higher rate or rates take effect during the policy year, this policy will not end any sooner than it would have if the rate had not changed.


                                     PAGE 18
                                     0331-18

                   SECTION EIGHT - PAYMENT OF POLICY PROCEEDS

8.1 HOW WILL POLICY PROCEEDS BE PAID? The proceeds of this policy will be paid in one sum, or if elected, all or part of these proceeds can be placed under one or more of the options described in this section. If we agree, the proceeds may be placed under some other method of payment instead.

      Any life insurance proceeds paid in one sum will bear interest compounded each year from the Insured's death to the date of payment. We set the interest rate each year. This rate will be at least 3% per year, and will not be less than required by law.

8.2 HOW DO YOU ELECT AN OPTIONAL METHOD OF PAYMENT? While the Insured is living, you can elect or change an option. You can also elect or change one or more beneficiaries who will be the payee or payees under that option.

      After the Insured dies, any person who is to receive proceeds in one sum (other than an assignee) can elect an option and name payees. The person who elects an option can also name one or more successor payees to receive any amount remaining at the death of the payee. Naming these payees cancels any prior choice of successor payees.

      A payee who did not elect the option does not have the right to advance or assign payments, take the payments in one sum, or make any other change. However, the payees may be given the right to do one or more of these things if the person who elects the option tells us in writing and we agree.

8.3 HOW CAN AN OPTION BE CHANGED? If we agree, a payee who elects Option 1A, 1B or 2 may later elect to have any amount we still have, or the present value of any elected payments, placed under some other option described in this section.

8.4 WHO CAN BE NAMED PAYEES? Only individuals who are to receive payments on their own behalf may be named as payees or successor payees, unless we agree otherwise. We may require proof of the age or the survival of a payee.

8.5 WHAT HAPPENS IF THE PAYEE DIES BEFORE ALL PROCEEDS HAVE BEEN PAID? It may happen that when the last surviving payee dies, we still have an unpaid amount, or there are some payments which remain to be made. If so, we will pay the unpaid amount with interest to the date of payment, or pay the present value of the remaining payments, to that payee's estate in one sum. The present value of the remaining payments is based on the interest rate used to compute them, and is always less than their sum.

8.6 IS THERE A MINIMUM PAYMENT THE COMPANY WILL MAKE? When any payment under an option would be less than $100, we may pay any unpaid amount or present value in one sum.

8.7 WHAT ARE THE PROCEEDS AT INTEREST OPTIONS (1A AND 1B)? The policy proceeds can be left with us at interest. We will set the interest rate each year. This rate will be at least 3% per year.

      For the Interest Accumulation Option (Option 1A), we credit interest each year on the amount we still have. This amount can be withdrawn at any time in sums of $100 or more. We pay interest to the date of withdrawal on sums withdrawn.

      For the Interest Payment Option (Option 1B), we pay interest once each month, every 3 months, every 6 months, or once each year, as chosen, based on the amount we still have.


                                     PAGE 19
                                     0331-19

8.8 WHAT IS THE LIFE INCOME OPTION (2)? We make equal payments each month during the lifetime of the payee or payees. We determine the amount of the monthly payment by applying the policy proceeds to purchase a corresponding single premium life annuity policy which is being issued when the first payment is due. Payments are based on the appropriately adjusted annuity premium rate in effect at that time, but will not be less than the corresponding minimum shown in the Option 2 Table. These minimum amounts are based on the 1983 Table "a" with Projection Scale G, and with interest compounded each year at 3%.

      When asked, we will state in writing what the minimum amount of each monthly payment would be under this option. It is based on the sex and adjusted age of the payee or payees.

      To find the adjusted age in the year the first payment is due, we increase or decrease the payee's age at that time, as follows:

         2003-2005              2006-2015   2016-25           2026-35           2036 & later
         ---------              ---------   -------           -------           ------------
            +1                      0          -1                -2                  -3

      We make a payment each month during the lifetime of the payee. Payments do not change, and are guaranteed for 10 years, even if that payee dies sooner.

      OPTION 2 TABLE

        Minimum Monthly Payment per $1,000 of Proceeds Guaranteed for 10 Years

     Payee's
     Adjusted
     Age                   MALE                                        FEMALE
     ---                   ----                                        ------
     60                    4.46                                        4.03
     61                    4.55                                        4.11
     62                    4.66                                        4.19
     63                    4.76                                        4.27
     64                    4.87                                        4.37
     65                    4.99                                        4.46
     66                    5.11                                        4.57
     67                    5.24                                        4.67
     68                    5.38                                        4.79
     69                    5.52                                        4.91
     70                    5.66                                        5.04
     71                    5.81                                        5.18
     72                    5.96                                        5.32
     73                    6.12                                        5.47
     74                    6.28                                        5.63
     75                    6.45                                        5.79
     76                    6.61                                        5.96
     77                    6.78                                        6.14
     78                    6.96                                        6.32
     79                    7.13                                        6.51
     80                    7.30                                        6.70
     81                    7.46                                        6.89
     82                    7.63                                        7.07
     83                    7.78                                        7.26
     84                    7.93                                        7.44
     85 & over             8.07                                        7.62


                                     PAGE 20
                                     0331-20

                        SECTION NINE - GENERAL PROVISIONS

9.1 WHAT CONSTITUTES THE ENTIRE CONTRACT? The entire contract consists of this policy, any attached riders or endorsements, and the attached copy of the application. Also, any application used to apply for increases in the policy face amount will be attached to and made a part of this policy. Only our Chairman, President, Secretary, or one of our Vice Presidents is authorized to change the contract, and then, only in writing. No change will be made to this contract without your consent. No agent is authorized to change this contract.

9.2 HOW IMPORTANT IS THE INFORMATION YOU PROVIDE IN THE APPLICATION FOR THIS POLICY? In issuing this policy, we have relied on the statements made in the application. All such statements are deemed to be representations and not warranties. We assume these statements are true and complete to the best of the knowledge and belief of those who made them. No statement made in connection with the application will be used by us to void this policy unless that statement is a material misrepresentation and is part of the application.

9.3 WILL WE BE ABLE TO CONTEST THIS POLICY? We will not contest the payment of the life insurance proceeds based on the initial face amount, after this policy has been in effect during the lifetime of the Insured for 2 years from the date of issue.

      It may happen that the face amount of this policy is increased as described in the Policy Changes section. In this case, the 2 year contestable period for each increase will begin on the effective date of such increase. We can contest the payment of that amount only on the basis of those statements made in the application for such increase in face amount. No new contestable period will apply if the face amount increase was due solely to a change in the Life Insurance Benefit Option.

9.4 DOES THIS POLICY COVER SUICIDE OF THE INSURED? Suicide of the Insured, while sane or insane within 2 years of the date of issue, is not covered by this policy. In that event, this policy will end and the only amount payable will be the premiums paid to us, less any unpaid loan and any partial surrender benefits paid.

      It may happen that the face amount of this policy is increased as described in the Policy Changes section. In this case, the 2 year suicide exclusion period for each increase will begin on the effective date of such increase. If the suicide exclusion period applies to such an increase, the only amount payable with respect to that increase will be the total cost of insurance we deducted for the increase. No new suicide exclusion period will apply if the face amount increase was due solely to a change in the Life Insurance Benefit Option.

9.5 HOW ARE THE DATES REFERRED TO IN THIS POLICY MEASURED? Policy years, months, and anniversaries are measured from the policy date, unless otherwise stated.

9.6 HOW IS A PERSON'S AGE CALCULATED FOR THE PURPOSES OF THIS POLICY? When we refer to a person's age in this policy, we mean his or her age on the birthday which is nearest to the previous anniversary.

9.7 WHAT HAPPENS IF A PERSON'S AGE OR SEX HAS BEEN STATED INCORRECTLY? If we would pay too little or too much because the age or sex of the Insured is not correct as stated, we will adjust the proceeds, up or down, to reflect the correct age or sex. The amount of the death benefit shall be that which would be purchased by the most recent mortality charge at the correct age and sex.


                                     PAGE 21
                                     0331-21

9.8 CAN PAYMENT OF A LOAN OR SURRENDER PROCEEDS BE DEFERRED? Generally, we will grant any loan, or pay any surrender proceeds or life insurance proceeds within 7 days after we receive all the requirements that we need. However, we may defer making any of these payments for any period during which the New York Stock Exchange is closed for trading (other than the usual weekend or holiday closings), or if the Securities and Exchange Commission restricts trading or has determined that a state of emergency exists. If so, it may not be practical for us to determine the investment experience of the Separate Account. In addition, we reserve the right to defer payment of any portion of any loan or surrender proceeds request, including requests for partial withdrawals, based on funds allocated to the Fixed Account, for up to 6 months from the date we receive your request.

9.9 CAN YOU ASSIGN OR TRANSFER THE POLICY? While the Insured is living, you can assign this policy, or any interest in it. If you do this, your interest, and anyone else's is subject to that of the assignee. As owner, you still have the rights of ownership which have not been assigned.

9.10 CAN THE ASSIGNEE CHANGE THE OWNER OR BENEFICIARY? An assignee cannot change the owner or beneficiary of this policy, and cannot elect or change an optional method of payment of proceeds. Any amount payable to the assignee will be paid in one sum.

9.11 HOW DO YOU ASSIGN THE POLICY? You must provide us with a copy of the assignment. We are not responsible for the validity of any assignment. Any assignment will be subject to any payment we make or other action we take before we record the assignment.

9.12 ARE THE PAYMENTS MADE UNDER THIS POLICY PROTECTED AGAINST CREDITORS? Payments we make under this policy are, to the extent the law permits, exempt from the claims, attachments, or levies of any creditors.

9.13 TO WHOM SHOULD PAYMENTS FOR THIS POLICY BE MADE? Any payment made to us by check or money order must be payable to New York Life Insurance and Annuity Corporation. When asked, we will provide a countersigned receipt, signed by our President or Secretary, for any premium paid to us.

9.14 IS THIS POLICY SUBJECT TO ANY LAW? This policy is subject to all laws which apply.

9.15 ARE ANY DIVIDENDS PAYABLE ON THIS POLICY? This is a non-participating policy, on which no dividends are payable.

9.16 WILL YOU BE UPDATED REGARDING THE STATUS OF YOUR POLICY? At least once each policy year after the first, while this policy is in effect and the Insured is living, we will send a written report to you. It will show the Cash Value, the Cash Surrender Value and the amount of any unpaid loan and accrued interest. This report will also give you any other facts required by state law or regulation.


                                     PAGE 22
                                     0331-22

9.17 CAN YOU EXCHANGE YOUR POLICY? Within 24 months of the issue date of this policy, you can exchange it for a new policy on the life of the Insured without evidence of insurability. In order to exchange this policy, we will require:

      (a) that this policy be in effect on the date of exchange;

      (b) repayment of any unpaid loan and accrued interest;

      (c) an adjustment, if any, for premiums and Cash Values of this and the new policy.

      The date of exchange will be the later of: (a) the date you send us this policy along with a signed written request for an exchange; or (b) the date we receive at our Home Office, or at any other location that we indicate to you in writing, the necessary payment for the exchange.

      The new policy will be on a permanent plan of life insurance which we were offering for this purpose on the date of issue of this policy. The new policy will have a face amount equal to the initial face amount of this policy. It will be based on the same issue age, sex and class of risk as this policy, but will not offer variable investment options such as the Investment Divisions. All riders attached to this policy will end on the date of exchange, unless we agree otherwise.

9.18 WHAT IS THE BASIS USED FOR COMPUTATION OF POLICY VALUES? All Cash Surrender Values and maximum cost of insurance rates referred to in this policy are based on the mortality table referred to on Policy Data page 2. If the Insured is in a standard or better underwriting class, we base the guaranteed rates on the 1980 Commissioners' Standard Ordinary Composite Mortality Table. Separate scales of maximum cost of insurance rates apply to substandard risk classes.

      Semi-continuous functions are used, with interest as stated in the Fixed Account section. The guaranteed minimum rate of return of the Fixed Account will yield values which are at least as much as the law requires. We have filed a statement with the insurance official in the state or district in which this policy is delivered. It describes, in detail, how we compute policy benefits and Cash Surrender Values.


                                     PAGE 23
                                     0331-23

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION      VARIABLE UNIVERSAL LIFE INSURANCE POLICY
51 Madison Avenue                                    Variable Life Insurance Benefit - Flexible
New York, N.Y.  10010                                Premium Payments.  Proceeds Payable at Insured's Death.
                                                     AMOUNT OF VARIABLE LIFE INSURANCE OR CASH VALUE PROCEEDS MAY
                                                     VARY, REFLECTING INVESTMENT EXPERIENCE OF SEPARATE ACCOUNT.
                                                     No Premiums Payable on or After Age 100

A Stock Company Incorporated in Delaware             Policy is Non-Participating


303-31